As filed with the Securities and Exchange Commission on June 29, 2009

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Floridian Financial Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	20-4539279
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

175 Timacuan Boulevard

Lake Mary, FL 32746

(Address of Principal Executive Offices) (Zip Code)

Floridian Bank 401(k) Plan

(Full Title of Plan)

John D. Waters Chief Financial Officer 175 Timacuan Boulevard Lake Mary, FL 32746 (407) 321-3233 (Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer		☐ Accelerated filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)		☒ Smaller reporting company
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $5.00 par value per share	200,000	$9.77	$ 1,954,000	$ 110

(1)	This Registration Statement relates to 200,000 shares of Common Stock, $5.00 par value per share (“Common Stock”) that may be issued under the Floridian Bank 401(k) Plan.

(2)

The Proposed Maximum Offering Price Per Share was established solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) and the Securities Act, as amended (the “Securities Act”) using the book value of the shares of Common Stock as of March 31, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees of Floridian Financial Group, Inc. (the “Company”) as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions in Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a) the Company’s Registration Statement on Form 10 (“Form 10 Registration Statement”), filed with the Commission on February 27, 2009 (Registration No. 000-53589);

(b) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since April 27, 2009; and

(c) the description of the Company’s Common Stock, included in the Company’s Form 10 Registration Statement.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than Regulation FD disclosure furnished under either Item 2.02 or Item 7.01 of Form 8-K, including any exhibits relating to information furnished under either Item 2.02 or Item 7.01), prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Florida Business Corporation Act authorizes a company to indemnify its directors and officers in certain instances against certain liabilities that they may incur by virtue of their relationship with the company. A company may indemnify any director, officer, employee or agent against judgments, fines, penalties, amounts paid in settlement, and expenses incurred in any pending, threatened or completed civil, criminal, administrative, or investigative proceeding (except an action by the company) against him or her in his capacity as a director, officer, employee, or agent of the company, or another company if serving in such capacity at the company’s request if he or she (i) acted in good faith; (ii) acted in a manner which he or she reasonably believed to be in or not opposed to the best interests of the company; and (iii) with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. Furthermore, a company may indemnify any director, officer, agent or employee against expenses incurred in defense or settlement of any proceeding brought by the company against him or her in his capacity as a director, officer, employee or agent of the company, or another company if serving in such capacity at the company’s request, if he or she: (i) acted in good faith; (ii) acted in a manner which he or she reasonably believed to be in or not opposed to the best interests of the company; and (iii) is not adjudged to be liable to the company (unless the court finds that he or she is nevertheless reasonably entitled to indemnity for expenses which the court deems proper). A company must repay the expenses of any director, officer, employee or agent who is successful on the merits of an action against him or her in his capacity as such.

A Florida company is authorized to make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, except for acts or omissions which constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe it was lawful); (ii) a transaction in which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which certain liability provisions of the Florida Business Corporation Act are applicable (related to payment of dividends or other distributions or repurchases of shares in violation of such Act); or (iv) willful misconduct or a conscious disregard for the best interest of the company in a proceeding by the company, or a company shareholder. A Florida company also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agents.

Under the Company’s Bylaws, the Company may indemnify its directors and officers to the fullest extent permitted by applicable law. At present, the Company maintains directors’ and officers’ liability insurance covering its directors and officers against expenses and liabilities arising from certain actions to which they may become subject by reason of having served in such role. Such insurance is subject to the coverage amounts, exceptions, deductibles, and other conditions set forth in the policy.

Federal banking law, which is applicable to the Company as a bank holding company and to the Company’s banking subsidiaries as insured depository institutions, limits the Company’s and its banking subsidiaries’ ability to indemnify their directors and officers. Neither the Company nor its banking subsidiaries may make, or agree to make, indemnification payments to an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action the indemnitee is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of the Company or its banking subsidiaries’ affairs, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, the Company or its banking subsidiaries, as applicable, may indemnify officers and directors only if the respective board of directors, as the case may be, (i) determines that the indemnified person acted in good faith, (ii) determines after investigation that making indemnification payments would not affect the Company’s safety and soundness or the safety and soundness of its banking subsidiaries, as the case may be, and (iii) if the indemnified party agrees in writing to reimburse the Company or its banking subsidiaries, as the case may be, for any indemnity payments which turn out to be impermissible.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or controlling persons pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

5.1	Opinion of Gunster, Yoakley & Stewart, P.A.+

10.1	Floridian Bank 401(k) Plan - incorporated herein by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form 10 (filed 2/27/09) (No. 000-53589).

23.1	Consent of McGladrey & Pullen LLP+

23.2	Consent of Gunster, Yoakley & Stewart, P.A. (contained in Exhibit 5.1)+

+	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii), above, do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with and furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lake Mary, Florida, on June 18, 2009.

FLORIDIAN FINANCIAL GROUP, INC.

By:	/s/ John D. Waters
John D. Waters
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Charlie W. Brinkley, Jr. Charlie W. Brinkley, Jr.	Chairman and Chief Executive Officer and Director (Principal Executive Officer)	June 18, 2009
/s/ John D. Waters John D. Waters	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 18, 2009
/s/ Keith A. Bulko Keith A. Bulko	Director	June 18, 2009
/s/ William F. Crider William F. Crider	Director	June 18, 2009
/s/ Thomas H. Dargan, Jr. Thomas H. Dargan, Jr.	Director	June 18, 2009
/s Truman E. Gailey, Jr. Truman E. Gailey, Jr.	Director	June 18, 2009
/s/ Jennings L. Hurt, III Jennings L. Hurt, III	Director	June 18, 2009
/s/ Michael L. McClanahan Michael L. McClanahan	Director	June 18, 2009
/s/ Roxy Marrese, Jr. Roxy Marrese, Jr.	Director	June 18, 2009
/s/ W. Warner Peacock W. Warner Peacock	Director	June 18, 2009
/s/ Stanley H. Sandefur Stanley H. Sandefur	Director	June 18, 2009

INDEX TO EXHIBITS

5.1	Opinion of Gunster, Yoakley & Stewart, P.A.+

10.1	Floridian Bank 401(k) Plan - incorporated herein by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form 10 (filed 2/27/09) (No. 000-53589).

23.1	Consent of McGladrey & Pullen LLP+

23.2	Consent of Gunster, Yoakley & Stewart, P.A. (contained in Exhibit 5.1)+

+	Filed herewith.